As filed with the Securities and Exchange Commission on July 30, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OXFORD RESOURCE PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0695453 (I.R.S. Employer Identification No.)
41 South High Street, Suite 3450
Columbus, OH 43215
(Address of principal executive offices, including zip code)

OXFORD RESOURCE PARTNERS, LP AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Jeffrey M. Gutman
Senior Vice President,
Chief Financial Officer and Treasurer
41 South High Street, Suite 3450
Columbus, OH 43215
Phone: (614) 643-0314
(Name, address and telephone number of agent for service)
copies to:
William N. Finnegan IV
Brett E. Braden
Latham & Watkins LLP
717 Texas Avenue, Suite 1600
Houston, Texas 77002
(713) 546-5400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per unit	offering price	registration fee
Common Units, representing limited partner interests	1,929,509 units	$18.27 (2)	$35,252,130 (2)	$2,514

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 1,929,509 Common Units being registered hereby is based on a price of $18.27, which is the average of the high and low trading prices per Common Unit of Oxford Resource Partners, LP as reported by the New York Stock Exchange on July 29, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Oxford Resources GP, LLC (the “Company”) will send or give to all participants in the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Oxford Resource Partners, LP (the “Registrant”) has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:
     (a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-165662) relating to the Registrant’s Registration Statement on Form S-1, filed with the Commission on July 15, 2010.
     (b) The Registrant’s Current Report on Form 8-K (File No. 001-34815) filed with the Commission on July 19, 2010.
     (c) The description of the Registrant’s Common Units, representing limited partner interests, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34815) filed with the Commission on July 12, 2010, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The consolidated financial statements of the Registrant and subsidiaries for the years ended December 31, 2009 and 2008, the period from August 24, 2007 to December 31, 2007 and of Oxford Mining Company and subsidiaries (the predecessor) for the period from January 1, 2007 to August 23, 2007 have been included in the Registrant’s registration statement on Form S-1 (the “S-1”), and incorporated by reference into this Registration Statement on Form S-8, in reliance upon the report of Grant Thornton LLP an independent registered public accounting firm, appearing in the S-1 and upon the authority of said firm as experts in accounting and auditing in giving said reports.
     The combined financial statements for the carved-out surface mining operations of Phoenix Coal Inc. for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 included in the S-1 and incorporated by reference into this Registration Statement on Form S-8 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing in the S-1, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.
     The information included in the S-1 and incorporated by reference into this Registration Statement on Form S-8 relating to the estimates of our proven and probable reserves associated with our surface mining operations in Ohio is derived from our internal estimates, which estimates were audited by John T. Boyd Company, an independent mining and geological consulting firm. The information included in the S-1 and incorporated by reference into this Registration Statement on Form S-8 relating to the estimates of our proven and probable reserves associated with our surface mining operations in the Illinois Basin and our proven and probable underground coal reserves is derived from reserve reports prepared by John T. Boyd Company. This information is included in the S-1 and incorporated by reference into this Registration Statement on Form S-8 upon the authority of said firm as an expert.
Item 6. Indemnification of Directors and Officers.
     Section 7.7 of the Registrant’s Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless (1) the Company, as its general partner, (2) any departing general partner of the Registrant (a “Departing GP”), (3) any person who is or was an affiliate of the Company or a Departing GP, (4) any person who is or was a director, officer, partner, member, manager, fiduciary or trustee of the Registrant or a subsidiary (other than any person who is or was a limited partner of the Registrant in such person’s capacity as such), the Company, any Departing GP or any of their affiliates, (5) any person who is or was serving at the request of the Company or a Departing GP or any affiliate of the Company or a Departing GP as an officer, director, member, manager, partner, fiduciary, or trustee of another person; provided that a person is not an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (6) any person the Company designates as an indemnitee for purposes of the Partnership Agreement to the fullest extent permitted by law (subject to any limitations expressed in the Partnership Agreement) (each an “Indemnitee”) from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved. Any indemnification described above will only be made out of the assets of the Registrant. Unless the Company otherwise agrees, in its sole discretion, the Company will not be personally liable for or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate indemnification.
     To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant, subject to certain conditions. Section 7.7 of the Partnership Agreement also permits the Registrant to purchase and maintain insurance on behalf of the Company, its affiliates and any other person as the Company may determine in its discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.
     In addition, Section 8(b) of the Underwriting Agreement (as defined in the Partnership Agreement) provides for the indemnification of the Registrant, the Company and Oxford Mining Company, LLC (a wholly owned subsidiary of the Registrant) (the “Operating Company”), the Company’s officers and directors, and any person who controls the Registrant, the Company, or the Operating Company, including indemnification for liabilities under the Securities Act.
     Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. As of the date of the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-165662), the Company will maintain directors and officers liability insurance for the benefit of its directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-165662) initially filed on March 24, 2010)

4.2	Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34815) filed on July 19, 2010)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of John T. Boyd Company

23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

99.1#	Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-34815) filed on July 19, 2010)

*	Filed herewith

#	Compensatory plan, contract or arrangement
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 30, 2010.

OXFORD RESOURCE PARTNERS, LP By: Oxford Resources GP, LLC, its general partner
By:	/s/ Jeffrey M. Gutman
Jeffrey M. Gutman
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Michael B. Gardner and Jeffrey M. Gutman, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their indicated capacities, which are with the Company, on July 30, 2010.

Signature	Title

/s/ George E. McCown George E. McCown	Chairman of the Board

/s/ Charles C. Ungurean Charles C. Ungurean	Director, President and Chief Executive Officer (principal executive officer)

/s/ Jeffrey M. Gutman Jeffrey M. Gutman	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)

/s/ Denise M. Maksimoski Denise M. Maksimoski	Senior Director of Accounting (principal accounting officer)

/s/ Brian D. Barlow Brian D. Barlow	Director

/s/ Matthew P. Carbone Matthew P. Carbone	Director

/s/ Peter B. Lilly Peter B. Lilly	Director

/s/ Gerald A. Tywoniuk Gerald A. Tywoniuk	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-165662) initially filed on March 24, 2010)

4.2	Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34815) filed on July 19, 2010)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of John T. Boyd Company

23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

99.1#	Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-34815) filed on July 19, 2010)

*	Filed herewith

#	Compensatory plan, contract or arrangement